FULFILLMENT SERVICING AGREEMENT


     THIS AGREEMENT is made and entered into as of this
28th day  of May, 1999, by and between Light Revolution
Fund,   Inc.,   a  Maryland  corporation   (hereinafter
referred  to  as the "Company"),  Firstar  Mutual  Fund
Services,  LLC,  a Wisconsin limited liability  company
(hereinafter  referred  to as "Firstar"),  Light  Index
Investment    Company,    a   Washington    corporation
(hereinafter referred to as the "Adviser"),  and  First
Data  Distributors,  Inc.,  a Massachusetts corporation
(hereinafter referred to as the "Distributor").

     WHEREAS, the Adviser is a registered investment adviser under the Investment Advisers Act of 1940, as amended;

     WHEREAS, the Adviser serves as investment adviser to the Company, a registered investment company under the Investment Company Act of 1940, as amended, which is authorized to create separate series of funds;

     WHEREAS, the Distributor is a registered broker-dealer under the Securities Exchange Act of 1934, as amended, and serves as principal distributor of Company shares;

     WHEREAS, Firstar provides fulfillment services to mutual funds;

     WHEREAS,  the  Adviser, the Distributor,  and  the
Company desire to retain Firstar to provide fulfillment
services  for  the  Light  Revolution  Fund  and   each
additional series of the Company listed on Exhibit A attached hereto (each, a "Fund"), as may be amended from time to time.

     NOW, THEREFORE, the parties agree as follows:

1.   Duties and Responsibilities of Firstar

     1. Answer all prospective shareholder calls concerning the Fund.

     2. Send all available Fund material requested by the prospect within 24 hours from time of call.

     3.   Receive and update all Fund fulfillment
          literature so that the most current
          information is sent and quoted.

     4. Provide 24-hour answering service to record prospect calls made after hours (7 p.m. to 8 a.m. CT).

     5.   Maintain and store Fund fulfillment inventory.

     6. Send periodic fulfillment reports to the Company as agreed upon between the parties.

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2.   Duties and Responsibilities of the Company

     1. Provide Fund fulfillment literature updates to Firstar as necessary.
     2. Coordinate with the Distributor the filing with the NASD, SEC and State Regulatory Agencies, as appropriate, all fulfillment literature that the Fund requests Firstar send to prospective shareholders.
     3. Supply Firstar with sufficient inventory of fulfillment materials as requested from time to time by Firstar.
     4. Provide Firstar with any sundry information about the Fund in order to answer prospect questions.

3.   Indemnification

     The  Company agrees to indemnify Firstar from  any
liability   arising   out  of   the   distribution   of
fulfillment  literature which has not been approved  by
the  appropriate Federal and State Regulatory Agencies.
Firstar  agrees  to  indemnify  the  Company  from  any
liability  arising from the improper use of fulfillment
literature   during  the  performance  of  duties   and
responsibilities identified in this agreement.

4.   Compensation

     The Company, if permissible under any Rule 12b-1 plan in effect from time to time for the benefit of the Fund and only to the extent consistent with the terms of such plan, or the Adviser, or the Distributor, agrees to compensate Firstar for the services performed under this Agreement in accordance with the attached
Exhibit A. All invoices shall be paid within ten days of receipt.

5.   Proprietary and Confidential Information

     Firstar  agrees  on  behalf  of  itself  and   its
directors,   officers,   and   employees    to    treat
confidentially  and as proprietary information  of  the
Company  all records and other information relative  to
the   Company   and   prior,  present,   or   potential
shareholders  of  the  Company  (and  clients  of  said
shareholders),  and  not  to  use  such   records   and
information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where Firstar may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Company.

6.   Termination

     This Agreement may be terminated by any party upon 30 days written notice.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer in one or more counterparts as of the day and year first written above.


LIGHT REVOLUTION                 FIRSTAR MUTUAL FUND
FUND, INC.                       SERVICES, LLC

By:  /s/ Henry Hewitt            By:  /s/ Michael R. McVoy
---------------------            -----------------------
Its:  President                  Its:  Vice President


LIGHT INDEX INVESTMENT COMPANY   FIRST DATA DISTRIBUTORS, INC.


By:  /s/ Henry Hewitt            By:  /s/ Scott M. Hacker
-------------------------        ----------------------------------
Its:  President                  Its:  Vice President and Treasurer
-------------------------        ----------------------------------

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            Literature Fulfillment Services
                  Annual Fee Schedule

                                                       Exhibit A

    Separate Series of Light Revolution Fund, Inc.

          Name of Series                Date Added

          Light Revolution Fund         May 28, 1999


Base Fee  $100.00 per month

Customer Service
          State registration compliance edits
          Literature database
          Record prospect request and profile
          Prospect servicing 8:00 am to 7:00 pm CT
          Recording and transcription of requests received off-hours Periodic reporting of leads to client
          Service Fee:        $.99/ minute

Assembly and Distribution of Literature Requests
          Generate customized prospect letters
          Assembly and insertion of literature items
          Inventory tracking
          Inventory storage, reporting
          Periodic reporting of leads by state, items requested, market source
          Service Fee:        $.45/ lead - insertion of up to 4 items/lead
                              $.15/ additional inserts

Fees  and out-of-pocket expenses are billed to the Fund monthly.